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                                                               Exhibit 99.1







                            JOINT PRESS RELEASE


FOR IMMEDIATE RELEASE     CONTACT:  Mr. Robert Joyner
                                    Senior Vice President
                                     and General Counsel
                                           or
                                     Ms. Deborah Frankovich
                                     Vice President
                                      and Treasurer
                                      713-873-6623



               PARACELSUS HEALTHCARE AND CHAMPION HEALTHCARE
                COMPLETES MERGER TO CREATE THE SIXTH LARGEST
                        ACUTE CARE HOSPITAL COMPANY



      HOUSTON, Texas, (August 20, 1996) -- Paracelsus Healthcare
Corporation, Pasadena, California (NYSE:PLS) and Champion Healthcare Corporation, Houston, Texas (NYSE: CHC) announced today that on August 16, 1996 they have consummated a merger pursuant to which Champion has become a wholly owned subsidiary of Paracelsus.

     As a result of the merger, each outstanding share of Champion Common Stock was converted into one share of Paracelsus Common Stock and each outstanding share of Champion Preferred Stock was converted into two shares of Paracelsus Common Stock. In the merger, a total of 19,761,675 shares of Paracelsus Common Stock were issued to the holders of outstanding shares of Champion Common Stock and Champion Preferred Stock. Immediately after the merger, Park Hospital GmbH, a German corporation wholly owned by Dr. Manfred George Krukemeyer (who previously was the sole shareholder of Paracelsus), will own 29,771,742 shares of the Paracelsus Common Stock. Following completion of the merger and the concurrent public offering of 5,200,000 shares of Paracelsus Common Stock, Paracelsus had 54,733,417 shares of common stock outstanding.



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      After the merger, Dr. Krukemeyer remains as Chairman of
Paracelsus and Mr. R.J. Messenger will become Vice Chairman and remains as Chief Executive Officer of Paracelsus. Mr. Charles R. Miller will become a member of the Board of Paracelsus and the President and Chief Operating Officer, with direct responsibility for all of Paracelsus' operations. Mr. James G. VanDevender will become a member of the Board of Paracelsus and Executive Vice President and Chief Financial Officer. Mr. Ronald R. Patterson will become Executive Vice President and President, Healthcare Operations.

      Concurrently with the merger, Paracelsus established a new senior credit facility in an amount of $400 million and Champion repurchased approximately $94.3 million in aggregate principal amount of its outstanding Series D and Series E Senior Subordinated Notes. BA Securities acted as arranger for the new senior credit facility, and Bank of America Trust and Savings Association acted as Agent. Additionally, Banque Paribas acted as Documentation Agent, NationsBank of Texas, N.A. acted as Managing Agent and Credit Lyonnaise New York Branch and Toronto-Dominion (Texas) Incorporated acted as Co-Agents.

     Paracelsus also consummated, concurrently with the merger, a public offering of 5,200,000 shares of Paracelsus Common Stock with net proceeds of $41.5 million to Paracelsus and a public offering of an aggregate principal amount of $325.0 million in 10% Senior Subordinated Notes due 2006. Donaldson, Lufkin & Jenrette Securities Corporation acted as the lead underwriter in the equity and debt offerings. In addition, on July 26, 1996, Paracelsus commenced a tender offer to purchase up to $75.0 million aggregate principal amount of its outstanding 9 7/8% Senior Subordinated Notes due 2003.

      At the time of the merger, Park Hospital entered into a Shareholder Agreement that imposes on Park Hospital certain "standstill" provisions; transfer restrictions with respect to Paracelsus voting securities; limitations on acquiring more than certain levels of the total voting power of Paracelsus; and an obligation to sell in, tender into and vote in favor of certain acquisition proposals involving Paracelsus. The Shareholder Agreement also provides Park Hospital with the right to designate four of the nine nominees to the Paracelsus Board and a right of first refusal in connection with certain acquisition proposals.

      Concurrently with the merger, the Board of Paracelsus adopted a Shareholder Protection Rights Plan and declared a dividend of one Right on each outstanding share of Paracelsus Common Stock. The dividend was paid on August 16, 1996 to Park Hospital, the sole shareholder of record on August 15, 1996. In addition, all shares of Paracelsus Common Stock issued in the merger and in the equity offering were accompanied by a corresponding Right.

     "We believe that this merger represents a unique opportunity to enhance shareholder value by capturing the synergies available from combining our companies. Going forward our efforts will be focused on margin improvement, revenue growth in existing markets and adding value to the delivery of healthcare through our proprietary programs for assuring the highest quality of clinical care and customer service in our hosptials. We will also capitalize on the growing number of attractive acquisiton opportunities for expanding into new target markets."

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      "As a result of this merger, Paracelsus has become the sixth largest acute care hospital company in the United States, with 22 of the 31 hospitals owned or operated by the company located in markets where we are a preeminent provider. By combining the companies to produce a larger public company, completing debt and equity offerings, and closing our credit facility refinancing, we now have a stronger balance sheet and improved access to capital as well as greater visibility and financial resources to compete more effectively."

      Paracelsus Healthcare Corporation, a public company listed on the New York Stock Exchange, was founded in 1981 and is headquartered in Houston, Texas. Including hospital partnerships, Paracelsus presently owns or operates, 31 hospitals and four skilled nursing facilities in eleven states, with a total of 3,477 beds.